                                        Form 12b-25

                          U.S. SECURITIES AND EXCHANGE COMMISSION

                                   WASHINGTON, D.C. 20459

                                        FORM 12B-25

                                NOTIFICATION OF LATE FILING

                                        (Check One):
[ ] Form 10-K and 10-KSB  [ ] Form 20-F  [ ] Form 11-K  [ x ] Form 10-QSB  [ ] Form N-SAR
      For Period Ended: June 30, 2001
      [ ] Transition Report on Form 10-K
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR
      For the Transition Period Ended:
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      Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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      If the notification related to a portion of the filing checked above, identify the
      Item(s) to which the notification relates:

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Part I-Registrant Information

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      VIZARIO, INC.
      (Full name of Registrant)
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      1313 LAUREL STREET, SUITE 4
      (Address of Principal Executive Office)
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      SAN CARLOS, CA  94070
      (City State Zip)
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Part II. Rules 12b.25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b.25(b), the following should be completed.
(Check box if appropriate)

X     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X     (b) The subject annual report,  semi-annual  report,  transition  report on Form 10-K,
         Form 10-KSB,  Form 20-F, 11-K or Form N.SAR, or portion thereof will be filed on or before the  fifteenth  calendar  day  following  the  prescribed  due date;  or the subject  quarterly  report or  transition  report on Form 10-Q or Form  10-QSB,  or portion  thereof will be filed on or before the fifth  calendar day  following  the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b.25(c) has been attached if applicable.

Part III. Narrative

State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and
10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

      Because  of the  reporting  and  other  accounting  requirements  related  to  certain transactions  of the Company,  the Company's  accounting  staff was unable to complete the  preparation of the Form 10-Q by August 14, 2001. The Company  anticipates  filing the Form 10-Q no later than the fifth calendar day following the prescribed due date.

Part IV. Other Information

      (1) Name and telephone number of person to contact in regard to this notification

                   James A. Newcomb             (650)            596-0101
                       (Name)                (Area Code)     (Telephone Number)

      (2)  Have  all  other  periodic  reports  required  under  section  13 or 15(d) of the
         Securities  Exchange  Act of 1934 or section 30 of the  Investment  Company  Act of
         1940 during the preceding 12 months or for such shorter  period that the registrant was  required  to file such  report(s)  been filed?  If the answer is no,  identify report(s).
                                                         [X] Yes              [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         [ ] Yes              [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                       VIZARIO, INC.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  August 14, 2001          /s/ James A. Newcomb
                                   James A. Newcomb, Chief Executive Officer, Director
INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                         ATTENTION
      Intentional misstatements or omissions of fact constitute Federal Criminal Violations
(See 18 U.S.C. 1001).
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